Exhibit 99.1

VNUE, Inc. and Stage It Corp.

Unaudited Proforma Consolidated Balance Sheets

For the Year Ended December 31, 2021

	Vnue, Inc.	StageIt Corp.			Consolidated
	December 31,	December 31,		Acquisition	December 31,
	2021	2021		Entries	2021
Assets
Current Assets:
Cash	$36,958	$19,970			$56,928
Accounts receivable -net	-				-
Prepaid expenses	464,336	743	(b)	(246,275)	218,804
Total current assets	501,294	20,713		(246,275)	275,732
Property and equipment, net	-	54,403			54,403
Goodwill	-	-	(a)(b)(c)	10,339,907	10,339,907
Intangible Assets	-	-	(c)(d)	1,723,318	1,723,318
Total Assets	$501,294	$75,116		$11,816,951	$12,393,360

Liabilities and Stockholders’ Equity:

Current Liabilities:
Accounts payable and accrued liabilities	$1,579,713	2,957,648		(455,226)	$4,082,135
Accrued payroll officer	209,750	-		-	209,750
Accrued interest		995,660	(a)	(995,660)	-
Accrued interest related party		939,106	(a)	(939,106)	-
Notes payable	869,157	497,578	(a)		1,366,735
Convertible notes	635,714	315,000	(a)	(315,000)	635,714
Due to VNUE		246,275	(e)	(246,275)
Convertible notes related party	-	547,500	(a)	(547,500)	-
Derivative liability	-	2,670,164	(a)	(2,670,164)	-
Total Current Liabilities	3,294,334	9,168,930		(6,168,930)	6,294,334
Total liabilities	3,294,334	9,168,930		(6,168,930)	6,294,334

Commitments and Contingencies	-	-		-	-

Stockholders’ Equity
Common stock	141,177	97	(a)(b)	23,403	164,677
Series A preferred stock	425	4	(a)(b)	(4)	425
Series A-1 preferred stock		25	(a)(b)	(25)	-
Series A-2 preferred stock		20	(a)(b)	(20)	-
Series A-3 preferred stock		20	(a)(b)	(20)	-
Additional Paid-In Capital	10,900,652	4,454,592	(a)(b)	5,275,634	20,630,877
Accumulated Deficit	(13,835,294)	(13,548,572	)(a)(b)(d)	12,686,913	(14,696,953)
Total Stockholders’ Equity	(2,793,040)	(9,093,815)		17,985,881	6,099,026
Total Liabilities and Stockholders’ Equity	$501,294	$75,116		$11,816,951	$12,393,360

Notes

(a)	To record acquisition purchase price of $10,000,000 comprised of $1,500,000 in cash and up to $8,500,000 of common stock based upon certain acquisition performance milestone being achieved. Additionally, the amount of liabilities assumed by the Company at closing will be capped at $3,000,000. For the purposes of the proforma analysis, it is estimated that all of performance milestones will be achieved. The acquisition consideration of $1,500,000 was raised by selling common stock at a price of approximately $0.01 per share and the $8,500,000 is estimated to issued at an average price of $0.15. Addtionally, 80% of the acquisition consideration paid was allocated to goodwill and 20% was allocated to intangible assets with an expected amortization period of 3 years. These estimates will be subject to further analysis and adjustment by the Company as it completes its acquisition accounting
(b)	To cancel and reclass the capital structure of Stage It
(c)	To record intangible assets at 20% of goodwill
(d)	To record amortization expense of $861,658, as if the acquisition had occurred at the beginning of the year (based on a three year estimated life
(e)	To offset intercompany activity pre-acquisition

VNUE, Inc. and Stage It Corp.

Unaudited Proforma Consolidated Statements of Operations

For the Year Ended December 31, 2021

	Vnue, Inc.	StageIt Corp.		Consolidated
	December 31,	December 31,	Acquisition	December 31,
	2021	2021	Entries	2021
Revenue-net	$100,476	$923,305		$1,023,781
Cost of Sales	153,181	559,405		712,586
Gross Profit	(52,705)	363,900		311,195

Operating expenses
Amortization of intangible assets	-	- (a)	861,659	861,659
General and administrative expenses	932,134	257,002		1,189,136
Contractor expenses	-	259,686		259,686
Payroll expense	-	1,352,397		1,352,397
Legal and professional fees	-	154,654		154,654
Total operating expenses	932,134	2,023,740	861,659	3,817,533
Loss from operations	(984,839)	(1,659,840)	(861,659)	(3,506,338)

Other income (expense)
Loss on the extinguishment of debt	(80,227)			(80,227)
Other income (expense)	1,172,789			1,172,789
Change in the fair value of derivative liability	3,156,582	(265,182)		2,891,400
Interest expense	(343,923)	(562,782)		(906,705)
Total other income	3,905,221	(827,964)		3,077,257
Net loss	$2,920,382	(2,487,803)	(861,659)	$(429,080)

Basic and fully diluted loss per share	$0.00	$(2.56)		$(0.00)

Weighted average number of shares outstanding	1,300,621,328	972,614 (b)	234,027,386	1,534,648,714

(a)	To record amortization expense of intangible assets as if the acquisition had occurred on January 1, 2021
(b)	To adjust share count to reflect potential shares issuance based on Company estimated avg. share price at the time of issuance